EXHIBIT 99.1

Exactech Q2 Revenue Up 7% to $55.2M, Net Income $3.0M, EPS $0.23 on Strong Hips, Shoulder Growth

YTD Revenue Up 8% to $113.8M, Net Income $6.3M, EPS $0.48

Gainesville, Fla. - July 31, 2012 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $55.2 million for the second quarter of 2012, a 7% increase over $51.7 million in the second quarter of 2011. Net income increased 11% to $3.0 million, or $0.23 per diluted share, compared to $2.7 million, or $0.21 per diluted share, in the same quarter a year ago.

Second Quarter Highlights and Segment Performance

•	Second quarter revenue increased 7% to $55.2 million

•	Knee implant revenue increased 1% to $21.0 million

•	Extremity implant revenue increased 24% to $12.0 million

•	Hip implant revenue increased 22% to $10.3 million

•	Biologic and Spine revenue decreased 1% to $5.9 million

•	Other products revenue decreased 14% to $6.0 million

Six Months Highlights and Segment Performance
For the first six months of 2012 revenue was $113.8 million, an increase of 8% over $105.1 million for the comparable period last year. Net income for the first six months of 2012 increased 11% to $6.3 million, or $0.48 per diluted share compared to $5.7 million, or $0.43 per diluted share for the first six months of 2011. First six month product revenues were as follows:

•	First half revenue increased 8% to $113.8 million

•	Knee implant revenue increased 1% to $42.5 million

•	Extremity implant revenue increased 31% to $25.0 million

•	Hip implant revenue increased 29% to $21.2 million

•	Biologic and spine revenue decreased 7% to $12.1 million

•	Other products revenue decreased 10% to $13.1 million

Management Comment
Exactech Chairman and CEO Bill Petty said, “Exactech continued to outperform our industry in an uncertain climate. Overall domestic and international sales were healthy despite some pockets of weakness. Sales in knees, our largest product segment, were up 1% for both the quarter and the first six months of 2012. Strong double-digit growth in our shoulder products and hip implants provided the bulk of our positive performance. Gains in our operating margin, which we had anticipated, corresponded with reductions in compliance costs. However, a one time tax charge related to the non-deductibility of a portion of our 2010 settlement with the DOJ that was clarified during the current IRS audit caused a $0.02 negative impact on our earnings per share for the quarter.”

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Exactech President David Petty said, “For the quarter, U.S. sales increased 8% to $35.2 million compared with $32.6 million in the second quarter of 2011 based on strong performance of our hip and extremities businesses. For the first six months of 2012, U.S. sales rose 7% to $72.0 million compared with $67.6 million in 2011. International sales grew 5% to $19.9 million reflecting sales strength in Asian and Latin American markets. International sales decreased to 36% of total sales from 37% of total sales for the second quarter of 2011 due to relative weakness in some European markets. For the first six months of the year, international sales increased 12% to $41.8 million from $37.5 million for the same period in 2011. As a percentage of sales, international sales in the first six months of 2012 increased to 37% from 36% in the first six months of the prior year.”

Chief Financial Officer Jody Phillips said, “Gross margins increased to 68.8% for the second quarter of 2012 from 68.0% for the second quarter of 2011. Total operating expenses for the quarter were $32.7 million, an increase of 4% from $31.3 million in the second quarter of 2011. As a percentage of sales, second quarter operating expenses decreased to 59% from 61% for the second quarter of 2011. Sales and marketing expenses increased 4%, but decreased to 36% as a percentage of sales from 37% in the second quarter of 2011. General and administrative expenses decreased 19% in the second quarter to $4.7 million from $5.8 million, primarily due to the reduction in compliance costs. Research and development expenses increased 51% to $4.2 million from $2.7 million in the second quarter of 2011 primarily due to increased design and development activities. This increase reflected a return to our targeted level of R&D spending between 7-8% of sales.”

Looking forward, Exactech updated its 2012 revenue guidance to $218 - $223 million and changed its diluted EPS target to $0.91 - $0.95. For the third quarter ending September 30, 2012, the company anticipates revenues of $49 - $51 million and diluted EPS of $0.17 - $0.19. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company has scheduled a conference call on Wednesday, August 1, 2012 at 10:00 a.m. Eastern Time. The call will cover the company's second quarter 2012 results. Dr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-4774 any time after 9:50 a.m. EDT on August 1. International and local callers should dial 1-480-629-9760. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live and archived webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=101127. This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech's orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech's press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

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An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products, compliance costs and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                            E-mail: exactech@hawkassociates.com

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	June 30,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,542	$4,663
Accounts receivable, net of allowances of $2,917 and $3,186	44,088	45,856
Prepaid expenses and other assets, net	4,135	3,948
Income taxes receivable	337	171
Inventories – current	67,444	61,724
Deferred tax assets – current	2,681	2,869
Total current assets	124,227	119,231

PROPERTY AND EQUIPMENT:
Land	2,206	2,209
Machinery and equipment	31,888	30,164
Surgical instruments	83,556	77,105
Furniture and fixtures	3,820	3,753
Facilities	17,910	17,930
Projects in process	1,949	2,141
Total property and equipment	141,329	133,302
Accumulated depreciation	(61,988)	(56,061)
Net property and equipment	79,341	77,241

OTHER ASSETS:
Deferred financing and deposits, net	953	1,016
Non-current inventories	7,835	7,334
Product licenses and designs, net	10,625	11,380
Patents and trademarks, net	2,122	1,589
Customer relationships, net	1,308	1,545
Goodwill	13,171	13,276
Total other assets	36,014	36,140
TOTAL ASSETS	$239,582	$232,612

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,351	$12,909
Income taxes payable	2,153	4,210
Accrued expenses and other liabilities	11,058	8,957
Other current liabilities	250	344
Current portion of long-term debt	1,875	648
Total current liabilities	32,687	27,068

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,187	3,520
Line of credit	13,861	42,410
Long-term debt, net of current portion	27,750	3,507
Other long-term liabilities	902	780
Total long-term liabilities	45,700	50,217
Total liabilities	78,387	77,285

SHAREHOLDERS’ EQUITY:
Common stock	132	132
Additional paid-in capital	62,011	60,565
Accumulated other comprehensive loss	(6,158)	(4,272)
Retained earnings	105,210	98,902
Total shareholders’ equity	161,195	155,327

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$239,582	$232,612

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Six Month Periods
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
NET SALES	$55,185	$51,682	$113,813	$105,051

COST OF GOODS SOLD	17,200	16,538	35,296	33,258
Gross profit	37,985	35,144	78,517	71,793

OPERATING EXPENSES:
Sales and marketing	19,968	19,145	41,788	39,251
General and administrative	4,735	5,819	10,383	11,485
Research and development	4,160	2,749	8,264	6,215
Depreciation and amortization	3,813	3,570	7,605	6,979
Total operating expenses	32,676	31,283	68,040	63,930

INCOME FROM OPERATIONS	5,309	3,861	10,477	7,863

OTHER INCOME (EXPENSE):
Interest income	8	42	8	43
Other income (loss)	(32)	(20)	(15)	3
Interest expense	(382)	(291)	(834)	(540)
Foreign currency exchange gain (loss)	(39)	388	184	893
Total other expenses	(445)	119	(657)	399

INCOME BEFORE INCOME TAXES	4,864	3,980	9,820	8,262

PROVISION FOR INCOME TAXES	1,841	1,258	3,512	2,569

NET INCOME	$3,023	$2,722	$6,308	$5,693

BASIC EARNINGS PER SHARE	$0.23	$0.21	$0.48	$0.44

DILUTED EARNINGS PER SHARE	$0.23	$0.21	$0.48	$0.43

SHARES - BASIC	13,178	13,088	13,167	13,061

SHARES - DILUTED	13,268	13,235	13,264	13,225

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EXACTECH INC.